Exhibit 99.2

Final Transcript
Thomson StreetEventsSM
BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call Event Date/Time: Aug. 26. 2008 / 8:00AM ET

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tim Johnson
Big Lots, Inc. - VP, Strategic Planning & IR

Steve Fishman
Big Lots, Inc. - Chairman & CEO

Joe Cooper
Big Lots, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Mitch Kaiser
Piper Jaffray & Co. - Analyst

David Mann
Johnson Rice & Co. - Analyst

Jeff Stein
Soleil Securities, Stein Research - Analyst

Charles Grom
JPMorgan Chase & Co. - Analyst

Jody Ben
Buckingham Research Group - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2008 teleconference. During this session, all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS).

At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thanks Jenny, and thank you everyone for joining us for our second quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President, Legal and Real Estate and General Counsel.

Before we get started I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties, and are subject to our Safe Harbor Provisions as stated in our press release, and in our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. As discussed in this morning's press release, our results include both continuing, as well as discontinued operations. Since we do not view discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments will be based on results related to continuing operations.

With that, I will now turn it over to Steve.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks, T.J. Good morning, everyone. I want to take just a couple of minutes and talk about the quarter. We have known for the last several months that Q2 would be a challenge for our merchants and the entire organization, and that the Street was intently focused on how we performed. We were up against a 5.2% comp from last year, which included one of the larger deals in the Company's history. Well I am proud to say that we met the challenge with the 2.8% comp. During the second quarter we offered the customer a much improved offering of brand names and better quality goods, which I believe was largely responsible for our results. Additionally, the combination of the Jennifer Farrell collection, which was a deal that we created, and the drugstore liquidation buyout, were enough to offset last year's very large closeout from a national home furnishings retailer.

From a merchandising perspective, our consumables was once again a leading category as comps increased in the low-double digits. With the macro environment being challenging right now, you are hearing from more and more retailers that customers are shopping heavily for consumables, and particularly food and dairy products. There were some investors or analysts who thought this would be a negative for our business but that was absolutely not true. We have a very big consumables business, at roughly 30% of our total company mix, and within that a very strong branded food business. Fortunately for us, we have deep, long-standing relationships with some of the strongest brands in the country, who have been consistently offering us the level of branded closeout merchandise we need to run our business. Within consumables, whether it was food, HBC, household chemicals, paper, or pet, our business was good. This is particularly encouraging when you think about the drugstore liquidation deal, which probably had some cannibalization effect against our consumables business. The deal is not part of the consumables comp, but instead is in a separate category called Other in our quarterly filings.

We also hear or read from time to time that our business is highly discretionary, and the difficulties in the environment will take a toll on Big Lots. Again in Q2, seasonal and furniture, two of the higher ticket categories in the store that could be considered as discretionary, performed extremely well.

Seasonal comps were up in the high-single digits in Q2, up against a double-digit comp from a year ago. The team did an excellent job of delivering an assortment of improved quality and great value. Lawn and garden in particular is a very good example of our "raise the ring" strategy, better quality goods, and great value. Some of our best performing classifications were patio furniture and gazebos, where retails are the highest, and where the biggest strides have been made in quality.

Furniture comps were up in the mid-single digits, against a high-single digit comp from a year ago. The business was solid across most of the country, with one exception being Florida, where business was challenging across most merchandise categories. The mattress business remains the strongest part of furniture. Our day-in and day-out business with Serta was supplemented by promotional events and closeout deals featured in our advertising that performed very well. Also, our upholstery and case goods business were solid in Q2, continuing the trends experienced in Q1.

I can't overemphasize this enough, but will try. Our furniture business and strategy is much different than those of furniture retailers who have struggled or have gone away. We offer lower to moderate price points, extreme value, and good quality furniture. This price line of business is very fragmented, more often than not regionally based, or market by market, with competitors that are not anywhere near the size and scale that we are. We are in the replenishable furniture business, not in the furniture business that focuses on or tries to sell you the type of furniture you purchase once every 15 to 20 years. We also operate furniture as a department within our store, not a freestanding concept, which is very important to remember. Furniture is approximately 15% of our business which means that as customers are shopping the other 85% of the store, they see our furniture offerings. Hopefully when they are in the market to purchase, they remember us, and give us the opportunity to earn their business. We strive to have the furniture item you want to purchase in the store ready for you to take home that day. You don't have to order it, wait, and have your furniture delivered weeks later strategy. You make a purchase and walk out with it that day.

We also continue to see exciting deals in some of our smaller businesses like apparel, lingerie, books and sporting goods. Again small in scale, but the message reinforces brands and great value.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Our hardlines business was essentially flat for Q2, which is better than Q1, with notable trend changes in electronics and small appliances. I commented on our last call that electronics was improving, as we were able to source more TVs and digital cameras, and we were back in business in our $3 DVD assortment for Q2.

We were challenged again in the home business. We continue to make changes in product and people, and I think we have learned a great deal from the Jennifer Farrell collection that will hopefully help us think and source goods differently as we move forward. Certainly, this collection reinforced for us that great value and better quality are the key to our customer base, and needs to be the focus moving forward.

So the comps were good in Q2 across most categories and most regions of the country, again with Florida being the one notable exception. From a customer standpoint, our comps remain very consistent across income demographics. If you are looking at a store with a household income average of $40,000 or less, or a store with a household income of $60,000 or more, or anywhere in between, comps were up essentially 3% for the quarter. This is a very key point to take away, very key. I continue to read the bearish, or contrarian point of view, that we only have a low end customer, or that "raise the ring" will not appeal to the portion of our customer base that is economically challenged. Our results do not support this thesis at all, and to suggest otherwise is not accurate, and it is misinformation. Time and time again when we talk to our customers it is all about better quality and great value. That is what they want and that is what they expect at Big Lots.

I know this will be a question in Q&A, so I will address it now, the deal environment is good, more vibrant in some areas than others, but overall remains good. I think our vendors summits have helped in this regard, but I also believe that in this challenging environment, vendors are looking to quality investment grade companies like Big Lots, that they know are going to pay their bills on time, and they may be looking to make just one phone call to a company like us, who can take the whole deal.

In summary, Q2 EPS of $0.32 was a record for this business, and represents the seventh consecutive quarter of record EPS results. The team generated record productivity, a 2% increase in sales at record sales per foot, a 3% increase in gross margin dollars at record gross margin dollars per foot, all of that on less than a 1% increase in total expenses. Add it all up and it is a 30% increase in operating profits, the most important metric to consider when evaluating our performance. The team is executing, and the WIN strategy is right for our business.

With that, I will turn it over to Joe.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Thanks, Steve. Good morning, everyone. Sales for the second quarter were $1.105 billion, compared to $1.085 billion for the second quarter last year. Comparable store sales increased 2.8% against a 5.2% comp increase last year, driven by an increase in the value of the average basket, as a result of our "raise the ring" strategy.

Walking down the P&L, the second quarter gross margin rate of 39.3% was 50 basis points higher than last year's rate of 38.8%. The improvement was principally due to improved initial markup, as we experienced a better buying environment for closeouts than a year ago, and our global sourcing efforts have had a positive impact on our imported merchandise as well.

From an expense perspective, total dollars increased slightly less than 1%, and our Q2 rate was 30 basis points lower than last year. Leverage for the quarter was achieved through improved operational efficiencies in store payroll and distribution and transportation, and depreciation expense was $1 million lower than a year ago, with these efficiencies partially offset by higher utilities. Additionally, higher bonus and stock compensation expenses this year were essentially offset by the amortization of a gain on the early termination buyout of one of our stores.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

In total, the 2.8% comp, improved gross margin rate, and SG&A leverage, drove second quarter 2008 operating profit dollars to $43.5 million, versus $33.4 million last year, an increase of 30% for the quarter. Our Q2 operating profit rate at 3.9% of sales was up 80 basis points, compared to an operating profit rate of 3.1% of sales last year.

Net interest expense was $1.1 million for the quarter, compared to net interest income of $1.5 million last year. This change is directly related to the repurchase of $750 million of Company stock during March 2007 through February 2008.

Our tax rate for the second quarter of fiscal 2008 was 38.3%, compared to 36.6% last year.

For the second quarter fiscal 2008, we reported income from continuing operations of $26.1 million, or $0.32 per diluted share, compared to income from continuing operations of $22.1 million, or $0.21 per diluted share a year ago.

Our Q2 result of $0.32 per share was above the high end of our guidance which called for earnings of $0.21 to $0.25 per share. If you were looking at the high end of our communicated guidance, the favorability resulted from first, our Q2 sales comp of 2.8%, compared to our guidance of 1% to 2% comp, accounted for approximately $0.02 of favorability. The next source of favorability came from a 50 basis point improvement in the gross margin rate which exceeded our expectations. Continued improvement in IMU, better than forecasted freight costs, and lower markdowns, particularly in seasonal, were more than enough to offset some mix pressure. The better than expected gross margin rate resulted in approximately $0.04 of the favorability to our prior guidance, and finally expense management was again very disciplined during the quarter. We experienced a very low level of flex on expenses associated with our upside sales. This accounted for the other $0.01.

Turning to the balance sheet, our total inventory ended the quarter at $698 million, down $15 million, or 2% compared to last year. Lower inventory resulted from a 1% decline in average store inventory, and a 1% decline in overall store count.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $8 million for Q2 compared to $87 million last year. This decrease is due to a combination of the timing of inventory payments, and increased CapEx of approximately $23 million during Q2 this year. Stripping out the noise created by inventory timing on a year-to-date basis, cash flow was $48 million this year, versus $78 million last year, with the difference of $30 million directly related to the year-to-date increase in capital spending. We ended the second quarter with debt of $148 million and expect to generate sufficient cash this year to be in a net cash position by the end of the fiscal year.

Capital expenditures totaled $34.6 million for the second quarter, up $22.8 million compared to the second quarter last year, primarily related to the investments toward our SAP implementation, the completion of our new POS register system rollout, and the opportunistic purchase of two stores previously leased in California and Arizona.

Depreciation expense for the quarter was $20.5 million, or $1.4 million lower than last year due to the runoff of fully depreciated assets, including a portion of the significant store remodeling programs from five years ago which related to the company-wide name change to Big Lots.

During the second quarter, we opened three new stores, and closed two stores, leaving us with 1,355 stores and total selling square footage of 29.0 million.

Moving on to guidance, for the third quarter, comp sales are forecasted up in the 1% to 2% range. Comps are expected to benefit from our Home Event sell-down and sales related to the drugstore liquidation deal that remains in approximately 500 or so stores. We also anticipate continued strength in consumables and furniture will be partially offset by challenges in home and certain Back-to-School classifications.

Q3 earnings are estimated to be in the range of $0.15 to $0.19 per diluted share, compared to $0.14 per diluted share last year. The gross margin rate is forecasted to be flattish to last year, as IMU improvements are expected to be offset by a higher markdown rate tied to certain Labor Day promotions, the final selldown on the Jennifer Farrell collection, and the drugstore liquidation deal.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

From an SG&A perspective, the leverage trends experienced in Q2 are forecasted to continue into Q3 and be further supplemented by cost savings from our furniture DC consolidation which was successfully completed in July, partially offset by Q3's expected lower comp.

For the fourth quarter, comps are planned up in the 1% to 2% range. The gross margin rate is forecasted to be up to last year due to favorable IMU in most categories and lower markdowns, particularly in home and toys. SG&A leverage trends are expected to continue, but likely at a slightly slower rate, due to additional advertising expense in Q4 this year versus last year. The increase in advertising expense was a shift from Q1 to Q4 this year. As you will recall, we mentioned this advertising shift as a source of leverage in Q1.

Given the strength of our Q2 results, and reaffirming our EPS view for the back half of the year, we have increased our EPS guidance by $0.10 for the full year and now expect income from continuing operations for fiscal 2008 to be in the range of $1.90 to $2.00 per diluted share, compared to our previous guidance of $1.80 to $1.90 per diluted share. This represents a 35% to 42% increase over last year's income from continuing operations of $1.41 per diluted share on a non-GAAP basis. Further we estimate gross margin rate improvement and forecast the SG&A rate to be in the range of 34.2% to 34.4%, or 30 to 50 basis points below last year. With these improvements, the operating profit rate is now expected to be in range of 5.5% to 5.7%.

In terms of CapEx spending, we are increasing our estimate for this year to be in the range of $100 to $105 million, compared to prior guidance of $90 to $95 million. The increase is attributable to the purchase of two previously leased stores, one in California and one in Arizona. Each of these stores is profitable, in high population areas, and in markets where we have been successful. We saw an opportunity to invest for the long-term, and each of these landlords was motivated to sell for different reasons. Based on the increase in CapEx guidance, we now expect to generate approximately $175 million of cash flow net of capital expenditures, compared to prior guidance of $185 million.

Steve.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks, Joe. So Q2 was a solid quarter for Big Lots and it's shareholders, and our expectations for the back half of 2008 are essentially the same as we gave you 90 days ago. Our guidance for the full year now suggests that we will meet or exceed our long range plan operating profit goal of 5.5% in two years, not the three years as originally anticipated. With that, we have already begun the process of looking toward the next three years, 2009, 2010, and 2011.

The entire executive team is committed to presenting our Board of Directors the plan that will continue to improve the profitability of this business. As I have said on a number of occasions, in retail if you aren't constantly challenging and reinventing yourself, you will fall behind your competition, or lose all together.

So we will be looking hard over the next six months to put together a plan for the long term fitness of the business, and sitting here today, I would expect that most of the elements that have made us successful to date will likely remain. Merchandising, real estate and the cost structure will be the cornerstones, but there will be some new initiatives or new strategies to keep the business moving forward.

From a merchandising perspective, we will be looking at categories, plans, and in-store presentation. We will be looking at our options to merchandise a smaller store strategy. We are looking beyond the stores as well and will be testing the waters with an e-commerce strategy later this year. I think that there is an opportunity to create some excitement online, with brands and products that don't necessarily lend themselves to our store environment. We will tell you more as we learn, but from a financial standpoint, we see it as not being significant to 2008. This is another area of our business where we will test and learn first, so stay tuned. In merchandising, there is no shortage of ideas, we simply need to prioritize the areas with we want to focus on.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

From a real estate perspective, we have said on a number of occasions that the Distribution Center infrastructure could support up to 1,800 stores, when and how we get there will depend upon the commercial real estate market. We are moving somewhat counter to the rest of retail here by looking to grow, when most retailers are slowing, but I want to emphasize here, we are not in a race to grow the store base. We are focused on profitable store growth, and there is a big difference. We will only open stores where I can say to shareholders that we can make money.

So while we do think that the commercial real estate market needs to continue to cool, we are also looking at how to approach the strategy. I mentioned on the last call that Chuck and I attended the ICSC convention in May, and there were some very key takeaways or learnings for me personally, and for Chuck in his new and expanded role of responsibility for real estate. Using that information, we hosted our first ever Real Estate Summit here in Columbus earlier this past month. We invited landlords, developers, and brokers from across the country, and took a very similar approach to what has been very successful for our vendor summits in merchandising.

Here is who Big Lots is, and here is who we are not. Here is how we think about real estate, but we are open to any opportunity that will help us open a new store profitably. Here is where we want to grow, but we are also open to all markets. Here is the size of the store we have, but we are willing to look at both smaller and larger square footage locations. Here is the lease term we like, but we will look at longer terms at the right economics. Here is the type of space we like, but we are open to new builds or new centers at the right costs.

The feedback from the attendees has been terrific and supports our belief that the commercial real estate market, like many other of our vendors, needs to be educated about who we are, and how we are now conducting our business. Last but not least, the cost structure will continue to be an integral part of the WIN strategy, I know that there remain skeptics out there on how we are doing this, and if it can continue, but inside the four walls here in Columbus, we know it can continue, and it will continue to be a focus across the organization. What we will not do is make arbitrary cuts, but instead we will be focused on process and training initiatives as a way to become more efficient with the goal that any changes or savings are transparent to the customer or the in-store experience.

If you take away one thing from this call, let it be that we delivered another record quarter, but our team at Big Lots does not believe, that we are anywhere near as productive, as efficient, or as profitable as we have the capability of being in the future.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thanks Steve, and with that, Jenny, we would like to open up the lines to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Okay. The first question comes from the line of Mitch Kaiser, go ahead.

Mitch Kaiser - Piper Jaffray & Co. - Analyst

Thanks, guys. Congratulations on a nice quarter.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you, Mitch.

Mitch Kaiser - Piper Jaffray & Co. - Analyst

Joe, in your comments you talked a little bit about some weakness in some Back-to-School categories, could you just clarify what you are seeing there?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

I will address that, Mitch. I think you are hearing a lot of it from retailers today, that we would like to see that people are making a forward statement of stepping up at Back-to-School, but I think they are being very cautious about what they are doing, and it is particularly when you address Back-to-School for us, it is the stationery part of our business, and of course we also include some of the RTA parts of the business, which is a classification within the furniture business, although I will tell you the last week or so has been a lot better than it was earlier.

But I think we are seeing the same thing in all of the businesses, it doesn't matter what time of the season it is, people are buying later and later and later. The good news from that perspective for us, is that they happen to be smaller classifications of our total business, and it hasn't stopped the consumer from shopping other areas of our store.

Mitch Kaiser - Piper Jaffray & Co. - Analyst

Okay. That is helpful. That is helpful. And then on the Columbus DC, did you get any benefit in the second quarter, or is all of that coming in the third and fourth?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

You are talking specifically about the fact that we have moved furniture out of the distribution...

Mitch Kaiser - Piper Jaffray & Co. - Analyst

That is exactly right.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

--the furniture DC.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Mitch, this is T.J. The impact to second quarter was minimal if anything. We were really in transition for the majority of the quarter, with inventory pointing at the new DCs, rather than the furniture DCs, and then winding down the building here in Columbus, and replacing or putting associates out of the furniture building into other buildings. The impact on second quarter was minimal, but we are ready to go right out of the gate for third quarter and the back half of the year.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

 Mitch Kaiser - Piper Jaffray & Co. - Analyst

 Okay. Sounds good. Then last Steve, you had mentioned the smaller store format, could you give us a sense for what that might look like from a merchandising perspective?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

When we are ready to talk about it, we will. I think the objective of me mentioning that on this call, is that, well, there are a lot of reasons we mentioned it now. One of the big takeaways that Chuck and I got at the ICSC Convention, and what we are hearing more and more and more of, is that when you look at stores that are available for lease, whether they be secondary, tertiary, or new builds, that there are a number of developers that are developing stores probably closer to 20,000 square foot range.

One thing we did last year besides spending some money and retrofitting a number of the California locations, if you will recall, there were 70 locations, one of the reasons we did it is that many of those locations in California are smaller in size than our typical 25,000 to 30,000 square foot store, many of them were in the 20,000 to 22,000 square foot range. What we were attempting to do is to figure out how we could get the major classifications that we like to really go after in a big, big way in those stores, and 35 of the 70 stores got furniture departments in there.

So basically what we are trying to understand is, is what can we do in a smaller size box, and still get the furniture business in it, whether we are able to achieve the rest of the classifications that we currently carry in a 30,000 square foot store or not, will be dependent upon not just the size of the box, but how the box looks, is it long and narrow, is it deep, is it wide, and some of them make differences. One of the nice things about our business that we believe very strongly about is, when 75% to 80% of your customers come in with nothing in mind to buy, there are classifications that you have to have, and classifications that you just don't have to have.

We want to understand as we move forward, if there are opportunities to open more stores in smaller size boxes, what are those businesses that we want to be in. They may not be the same in all locations because there may be urban locations and there may be suburban locations. In urban locations, maybe we don't need as much of a full furniture department, maybe in suburban, we want a full furniture department, and vice versa. So I think in the process of this long range plan analysis, we are really going to understand what goes in a smaller size box.

Mitch Kaiser - Piper Jaffray & Co. - Analyst

Okay. Very good. Thank you.

Operator

The next question comes from the line of David Mann. Go ahead, David.

David Mann - Johnson Rice & Co. - Analyst

Yes, thank you. A couple of questions. Let me add my congratulations. Steve or Joe, on the second half comp outlook that you gave, it seems a little slower than what you have done in the first half, even though you have got some easier comparisons, can you talk about the thought process there? Is it the environment, the macro, or do you just feel like it is more prudent to be conservative at this point?

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, yes, it is clear that the guidance is suggesting a decelerating trend, and we have heard a lot about the compounded comp, and some view that the back half should be easier to compare, and on a two year compounded comp we should have a higher comp. We don't necessarily subscribe to that theory, and as our comps last year were slightly negative, so that theory being so that the back half our comps will accelerate. To do that our build rate would have to accelerate coming out of Q2 at a faster rate than last year. That is difficult, as difficult as the retail environment was last year, we feel that the environment is even much more challenging today.

Q3 has been challenging across retail for a number of years now. Since we are not heavily into apparel, which is a little more natural category for Back-to-School, it may be more of a challenge for us than others. But don't misunderstand us we are working very hard on Q3. We believe we look better today than a year ago. We just believe it is more fiscally responsible to plan our sales and inventory in-line with current trends, rather than to create this big expectation, or a hockey stick, for the back half just because last year wasn't very good.

Q4 has some additional complexities, the election, we think the election will likely impact sales early in November, and then there is the shift of Thanksgiving back one week later in the retail calendar, that will result in five fewer shopping days between Thanksgiving and Christmas. So a little slower start in the fourth quarter, and expected compression at the end of the Holiday season.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

We are being prudent, and I think we are being wise, David.

David Mann - Johnson Rice & Co. - Analyst

Great. The other question I had related to SG&A leverage. I think on the last call you suggested that Q2 might be the lowest level of leverage, or at least the toughest quarter to show leverage, how do you feel about it now that you have completed it, in terms of what that means about the back half? Because it looks like your guidance for the back half on leverage does not suggest that we should see more leverage in Q3 or Q4?

Joe Cooper - Big Lots, Inc. - SVP & CFO

You say that we should not see more leverage in Q3 or Q4?

David Mann - Johnson Rice & Co. - Analyst

That is what you have said, right?

Joe Cooper - Big Lots, Inc. - SVP & CFO

We are saying that the leverage should continue into Q3. There are a couple of things. Q3 we will have the benefit of the furniture consolidation that we did not have in the second quarter. We do expect the pressure on utility costs to continue into the third quarter.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice & Co. - Analyst

I guess my question is it sounded like at the beginning of the second quarter, you thought that Q2 would be the toughest, now it seems like Q3, Q4 are going to be similar to Q2. What has changed since you have sort of had that view about Q2?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well Q2.

David Mann - Johnson Rice & Co. - Analyst

Utility costs?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Q2 would have been tough. We were forecasting a 1% to 2% comp. Remember we came in with a 2.8% comp. That certainly benefited our leverage in Q2. As we go into Q3, we are forecasting again a more conservative comp than Q2. You are going to have less leverage just based on the top line.

If you just compare Q2 to Q3, Q3 will have the benefit of the furniture consolidation, which we did not have in Q2, but we will also have an offsetting pressure from an expected lower comp. The other benefits related to Q2, as far as D&TS, Distribution, Transportation and Stores, we have said we expect to continue into the third quarter.

David Mann - Johnson Rice & Co. - Analyst

Great. Thank you.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thanks, David.

Operator

Your next question comes from the line of Jeff Stein.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Good morning guys, a couple of questions. First of all, last year in the fourth quarter you had a very difficult toy quarter, and I am just wondering, I haven't heard a lot of discussion in the industry about the concern that we had last year over lead paint, and so forth. Wondering how you are planning the toy business this year, with regard to the type of toys you are selling, and the level of sales that you are kind of forecasting, that you are building into your model internally, and whether you see that as a plus to the model this year?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Well, I think Jeff, it is Steve, and I will try to respond to the question without giving you more than I am allowed to. First off, we are in the pure toy business. We are not in any software business, we are not in any game businesses. So we don't have some of the luxuries that some of the other retailers who are experiencing that part of the business, which is probably the only piece that seems to be strong with most of the retailers, who are even talking about the toy business, or have been talking about it this year. I haven't even heard much about it. You would have to ask the toy manufacturers about how the toy business has been.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

We concentrate on the children's business, the boys business, the girls business, the import part of our business, I can tell you our business will be highly branded, and probably even slightly more branded than it was a year ago at this time, but a very large percentage, or a large percentage of our business is and continues to be branded. That is important to us and resonates with our customer, number one.

Number two, although I would tell you that business is probably planned relatively conservative, and probably based upon its performance in the last 18 months, it is probably intelligent to plan that business relatively conservative. So flattish is probably the best way I can respond to you at this particular point.

But on the other hand, it is a very profitable business as you well know, and I think Joe alluded to, and if he didn't, quite honestly one of the margin enhancements for the fourth quarter, is the fact that we think we have positioned that toy business much more intelligently, and hopefully won't absorb some of the markdowns that we did in the fourth quarter of last year.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Got it. A couple of questions relating to the cost side of your business, hasn't been a lot of discussion with regard to SAP, and the impact that investment may have as you get further into it, and wondering how you are kind of planning that into your cost structure on a go-forward basis, do you believe that you can find ways to offset the dollars that are going to flow through the P&L from SAP in other areas, or is that going to put some pressure perhaps on your SG&A in 2009?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, this is Joe. We are doing a lot of development this year on SAP. We have talked about a cost of approximately $35 million, and an implementation or a roll out over two years, next year financial and wholesale systems.

All I can really tell you is that we have said that we have a commitment to continue to lever SG&A over the longer term. That will start, we will not start amortizing and depreciating those costs until 2009 as you know. We haven't been specific when we will roll that out in 2009. It is kind of a stay tuned, Jeff. You can kind of model out the amortization costs of that $35 million, but as far as the initiatives that we would intend to implement to offset those costs, that is kind of a stay tuned.

Jeff Stein - Soleil Securities, Stein Research - Analyst

The amortization period, Joe what would you suggest that we use for modeling purposes?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, we are actually discussing that, because we have pieces of that coming on line at different times. I just, out there there are floors of five years, it is more common seven, but we have not determined that.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Got it. And one last question, again this relates more to cost of goods, everybody is seeing inflation pressures coming out of China. You guys have obviously done a tremendous job with your global sourcing, continuing to see merchandise margin improvement this year, but as you look to next year, any thoughts in terms of where you see, do you see more inflation for example in your spring seasonal programs for next year, than you did this year?

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Yes, I mean the answer is yes to that, Jeff. And I mean when you say when we look to next spring, we looked to next spring last spring to be honest with you. That business is committed to so far in advance. So we know what the spring of 2009 is going to look like from a quality and value perspective and prices are up.

I mean anybody telling you anything differently is on another planet. But we focus on the value equation on what we do. We did it this year, and prices were up from last year. We did it last year and prices were up. We had a double-digit increase last year. We comped a high-single digit on top of a good double-digit increase, and our expectations are we are known for the seasonal business. We have got a great program put to bed already for the spring of 2009. I am excited about it.

I wish we had more seasonal business in the third quarter than we do. Because quite honestly out of all the quarters of the year, it is the quietest quarter that we have. One of the reasons that you can look at, or we could speak to the difference between the 1% to 2% comp versus the 2.8% comp in the second quarter, is the fact that the seasonal business itself is the smallest piece of our business in the third quarter. Now we hit trim a tree as we get into fourth quarter, and we have very high expectations for that piece of the business.

Remember the other thing too. We are in a slightly different business than a traditional retailer. Although we are feeling the same pressures everybody else is in cost increases, it is all based upon the valuations that our competitors are retailing inventory for. As long as we continue to show great value, based upon what is out there in the way of retails in the marketplace, we are always doing a good job. So whether I like it or not, we may be paying more in certain areas of the business than we did a year ago, but so is everybody else, and their retails are going up also.

And I think most retailers have got to the point they are pretty smart, saying it is very, very difficult not to pass along price increases to the consumer today, because we are all in business to make money. They are doing it, and we are doing it at the same time. We are trying to do it intelligently.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Got it. In line with that, Steve, wondering if you could contrast the Jennifer Farrell deal with the Broyhill deal. Because that was pretty impressive what you guys accomplished with the Jennifer Farrell deal. I am wondering is this going to, I guess what are your key takeaways from that deal, in terms of what you learned, what you did right, what you did wrong, and might that encourage you to do more deals like this between now and year end?

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Between now and year end, I will answer every one of those questions that I can the best that I can. First off, I wouldn't exactly compare what we did with Jennifer Farrell to the Broyhill deal, because the merchandise is not even remotely the same type of merchandise.

The Broyhill deal was clearly predominantly accessories and case goods under a great branded name. What we tried to do with the Jennifer Farrell collection was recreate a home event, that encompassed classifications across all parts of the home businesses. Our takeaways were the following.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Number one, value and quality is, continues to be the most important issue, and not specifically pricing. There is very limited resistance to home and home accessory pieces of what we have done, and what we continue to do. Not only was it a great takeaway for the event itself, but it keeps us encouraged for our day-in and day-out business, and our merchants in the home area continue to take a look at and step up to better brands, better quality, not being afraid of higher price points, as long as there is a value relationship to it. I am very excited about that piece of it.

The takeaway that was the least exciting part of the business that we wish we did better, although it hasn't been what I would call disappointing, is the furniture and the furniture accessory pieces of it, and I would tell you it is all what we do, not because the market may or may not want that type of product. We always look at ourselves first. We will take away and have learned an awful lot as we move forward in those type of events.

The fourth quarter is and will always continue to be focused on Christmas here in this Company, and is one of the reasons why the Jennifer Farrell collection, and anything else we do in the way of large liquidation deals are gone by the end of the third quarter, because we want the customer to focus, and we want to execute nothing but Christmas-type gift giving related classifications of merchandise, and you are going to see a lot of changes in our store this fourth quarter, hopefully exciting changes on how we are going to approach our business.

On the other hand, we think there are lots of opportunities as you go into 2009, for the same type of event, whether it under the Jennifer Farrell name, or something else, for us to continue to create these exciting home-type events, and it is more than likely you will see something in the first quarter of next year.

Operator

In the interest of time, we are going to move on to the next question, from the line of Charles Grom.

Charles Grom - JPMorgan Chase & Co. - Analyst

Thanks, good morning. Could you clarify your comp guidance of 1% to 2% for the back half? Is that consistent with your expectations earlier this year at the end of the first quarter?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Yes, Chuck. This is T.J., the third and fourth quarter comp expectations are consistent with what would have been included in our guidance for the back half of the year, when we last spoke at the end of May.

Charles Grom - JPMorgan Chase & Co. - Analyst

Okay. Then beyond some of the choppiness in the Back-to-School trends, is there anything else in August that you wanted to share with us in some of the other categories, seasonal, home, or furniture?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

No, it is fairly consistent.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Charles Grom - JPMorgan Chase & Co. - Analyst

Okay. And then Joe, just turning to your balance sheet, we noticed that your accrued expenses were down a little over 40% year-over-year. I know that is against the 98% increase a year ago, just wondering if can you walk us through the buckets to quantify the decline?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Sure. Let's see. Well it is primarily the repurchase, we had a significant accrual last year for shares acquired but not settled. That was about $26 million. That is the biggest piece last year.

Charles Grom - JPMorgan Chase & Co. - Analyst

Okay.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Of that.

Charles Grom - JPMorgan Chase & Co. - Analyst

Anything else specific?

Joe Cooper - Big Lots, Inc. - SVP & CFO

A little piece in advertising accrual, no, the rest is just miscellaneous stuff. There was the KB lease obligation that we released at the end of the year, about close to $9 million. That is probably the other biggest piece.

Charles Grom - JPMorgan Chase & Co. - Analyst

When did you release that?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Fourth quarter.

Charles Grom - JPMorgan Chase & Co. - Analyst

Fourth. Okay.

Joe Cooper - Big Lots, Inc. - SVP & CFO

That is the other big piece. Those two.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Charles Grom - JPMorgan Chase & Co. - Analyst

Okay. And then, I know you guys are meeting with your Board later today, I think just wondering what the thought process on doing another buyback, like you said $175 million of free cash, very little store growth at least for the time being, just wondering if we can essentially see it other the next six to nine months?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well, last year, the $600 million program was executed with available cash. The $150 million program that we had approved and executed in the fourth quarter, and finished in the first quarter, that was funded by borrowing from our credit facility. At the time, we felt that was the right move. We had a very opportunistic price. As you recall that program, we got I think about 9.2 million shares, at an average price of $16.28. So I can tell you at the current time we don't have any authorization currently approved. But we will continue to monitor our share price, and review alternatives with the Board.

Charles Grom - JPMorgan Chase & Co. - Analyst

One last one if I could. Just on the gross profit margin increase, 53 basis points can you just itemize that for us, IMU, freight, markdown, and then what the mix driver was?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

This is T.J., I will take the first shot at it, and ask everybody else to chime in. The majority is IMU whether it is close out whether it is import, our IMU is up across most major classifications from a year ago.

Our pure markdown rate would actually be slightly up to the prior year, because of some of the unique deals that we had going on with Jennifer Farrell and the drugstore liquidation. Freight costs year-over-year were pretty similar, although as we finished the second quarter, they were a little bit better than we had forecasted, which as Joe mentioned was a reason for us doing better on the margin rate, than what was included in our guidance, but big picture IMU is the driver year-over-year, as to why our margin rate is expanding.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Chuck, we have really focused on the IMU in the last six months in particular. I took a lot of challenges from our investors, taking a look at the history of this Company and what the IMU used to look like, and although we try not to specifically look at history, we have been very, very focused, and understanding better than ever before, what a product should sell for, and what the right value is on product today. You combine that with some of the deals that are coming our way at this particular point, we want to be smart, we want to take advantage of the opportunity for initial mark up.

The good news is if you have to take a markdown, you can always take a markdown, but it is impossible to take a mark-up, so we are really consciously trying to understand how we value everything that is coming in on every single solitary purchase order, and at least in the first six months of this year, it has certainly paid off for us.

Charles Grom - JPMorgan Chase & Co. - Analyst

One quick one for T.J. when you guys did the Columbus DC, when that flows through in the third and fourth quarter, that will flow through the COGS line, and will be a mix between COGS and SG&A?

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

The majority of it will flow through SG&A, there will be a small piece on the inbound side, but very small, the majority of the savings is all centered around outbound transportation from the four regional DCs now, instead of the Columbus DC on the furniture side.

Charles Grom - JPMorgan Chase & Co. - Analyst

Great. Thanks very much.

Operator

Our last question comes from the line of John Zolidis.

Jody Ben - Buckingham Research Group - Analyst

Good morning. This is [Jody Ben], calling in on behalf of John Zolidis. Just two quick questions for you. Looking back into the sharp deceleration in sales trends last year, what sort of explanation can you provide, and what confidence do you have that the same top line slow down won't repeat this year?

Joe Cooper - Big Lots, Inc. - SVP & CFO

Well first, I will say that we are guiding to a deceleration in sales this year, based on current trends which are not unique to Big Lots. So we are acknowledging that we are expecting some deceleration in the back half of the year coming off the second quarter.

Jody Ben - Buckingham Research Group - Analyst

Okay.

Joe Cooper - Big Lots, Inc. - SVP & CFO

Which we spoke to in the conference call script.

Jody Ben - Buckingham Research Group - Analyst

Okay. And why do you feel, why did you experience a deceleration last year?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Well, this is Tim. I will start, and if anyone else wants to chime in. You would really have to look at last year's explanation, and the explanation at that time was that we did see slower sales, particularly around the Back-to-School timeframe, that unfortunately for us and most of retail, continued for the last six months of the year last year. At the time we were talking about the fact that we did not, we were up against a drugstore deal at the time, that we did not have the luxury of repeating.

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Final Transcript
Aug. 26. 2008 / 8:00AM ET, BIG - Q2 2008 Big Lots, Inc. Earnings Conference Call

Our home business was soft, which again is consistent with most of retail. Our seasonal business in particular, our Halloween and harvest, if you will recall it was extremely warm last year, and that business happened very late and unfortunately at reduced prices, and not so much at full ticket.

And then, also at the time we were talking about the toy business, which again not unique to Big Lots, there were significant amounts of negative media out there around purchasing of toys whether it was lead-based paint, choking hazards, et cetera, it was out there in the media, and unfortunately for us, we have a very, I will call it preschool aged toy business, and although we did not necessarily have product that was, it was not a big recall issue for us, so much as some other normal retailers, the fact of the matter was the negative overhang out there from the media definitely impacted our business. So that was slightly negative comp last year in both the third and fourth quarter. But again that is all in the history.

Jody Ben - Buckingham Research Group - Analyst

Okay. Thank you.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thank you. Jenny, if we are not seeing any more hands up at this time, we will go ahead and end the call. We look forward to speaking with everybody at the end of November, the first part of December, when we release our third quarter earnings.

Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thank you.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077, and entering PIN number 6448. Again that phone number is 1-800-207-7077, and the PIN is 6448.

This concludes today's presentation, thank you for your participation. You may now disconnect.

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